Exhibit 10.1

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

JOINT VENTURE AGREEMENT
PROMIS - BCNI
STAGE ONE: SERVICES

This Joint Venture Agreement ( “AGREEMENT”) is entered into effective July 7, 2020 (the “Effective Date”), by and between ProMIS Neurosciences, Inc., a Canadian corporation with an address at 1920 Yonge Street, Toronto, ON, M4S 3E2 Canada (“PROMIS”), and BC Neuroimmunology Lab Inc (BCNI) an accredited, CAP certified diagnostic lab in British Columbia, with an address at UBC Hospital, S157-2211 Wesbrook Mall, Vancouver BC V6T 2B5 (“BCNI”).

RECITALS

Whereas ProMIS is a publicly traded (TSX) development stage biotechnology company whose unique core technology is the ability to rationally predict the site and shape (conformation) of novel targets known as Disease Specific Epitopes on the molecular surface of proteins. In the infectious disease setting, these disease-specific epitopes represent peptide antigens that can be used as an essential component to create accurate and sensitive serological assays to detect the presence of antibodies that arise in response to a specific infection, such as COVID-19. These peptide antigens can also be used to create potential therapeutic antibodies to treat active infection, as well as serve as the basis for development of vaccines. ProMIS’ proprietary technology platform has created a portfolio of patented or patent pending antibodies and peptide antigens, which can be used as both therapeutics (antibodies, vaccines, gene therapy) and as reagents in proprietary diagnostic assays.; and

Whereas BC Neuroimmunology Lab Inc. (BCNI) is a private full service clinical neuroimmunology lab located in the University of British Columbia (Vancouver) hospital. BCNI is accredited by both the College of American Pathologists (CAP) and Diagnostic accreditation program (DAP) at the College of Physicians and Surgeons of BC (CPSBC) following the ISO15189 guidelines. BCNI is the North American reference center for six high complexity serological immunoassays. BCNI has extensive experience and expertise in Surface Plasmon Resonance (SPR), live and fixed cell-based assays, radio immunoprecipitation assays, ELISA, immunoblot, and immunohistochemistry assays in a clinical assay setting, servicing the neurology community in North America and Worldwide.

and

Whereas PROMIS and BCNI wish to enter into a joint venture business arrangement to provide the service of highly sensitive and specific serological assays for the detection and characterization (neutralizing activity for example) of antibodies to the SARS-CoV-2 corona virus that is responsible for COVID-19 , (the “JV SERVICE”).

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, the Parties agree as follows;

Article I. DEFINITIONS

In this Agreement, unless the context indicates otherwise, the words and expressions set out below shall have the meanings assigned to them and cognate expressions shall have a corresponding meaning, namely:

“Agreement” means this Service Joint Venture Agreement, together with any validly executed amendments, schedules and appendices.

“Applicable Law” means, as to any person, any statute, law, rule, regulation, administrative guidance, directive, treaty, judgment, order, decree or injunction of any governmental authority that is applicable to or binding upon such person or any of its properties.

“Background Intellectual Property” means any Intellectual Property excluding Foreground Intellectual Property owned or controlled by either Party prior to commencement of or independently from the JV SERVICES, and which the owning Party contributes or uses in the course of performing the JV SERVICE

“Commercialize” or “Commercialization” includes the development, distribution, sale, license, transfer or any other venture through which the JV SERVICE or a Party seeks to promote, market, sell, distribute, manufacture or develop the JV SERVICES, or having any of the foregoing done on its behalf.

“Confidential Information” means any information disclosed by one Party to the other that is not publicly available information, and which is either identified as confidential at the time of disclosure or which would reasonably be considered to be confidential by its nature or the context of disclosure, including without limitation Background Intellectual Property disclosed by one Party to the other for use in the JV SERVICES/LICENSED SERVICES and identified as confidential before or at the time of disclosure, any business information pertaining to a Party or its products or services, and any products, processes, samples, biological or proprietary materials provided or disclosed pursuant to this Agreement

“Definitive Agreements” means such agreements as may be necessary to set up the JV SERVICE and/or Immusafe Labs Inc. and complete its organization as contemplated herein.

“Field” means (i) the development, production and use of serological assays for the detection and characterization of antibodies to the SARS-CoV-2 corona virus for the screening and monitoring of subjects with prior exposure to the virus responsible for COVID-19 and for evaluation and monitoring of antibody response following exposure to vaccine during vaccine development and post marketing follow up.

“Foreground Intellectual Property” means any Intellectual Property which is generated or first reduced to practice by either Party directly as a result of the work undertaken in accordance with this Agreement, and which is relevant to the JV SERVICE and the Licensed Services/Licensed Technology.

“Improvement(s)” means any modification, development, alteration, derivative or technical advance in or relating to the Licensed Technology/Licensed Services which cannot be used or practiced without infringing the Background Intellectual Property Rights.

‘Intellectual Property Rights’ means any and all existing and future legal protection recognized by law (whether by statute, in equity, at common law or otherwise) anywhere in the world in respect of the Licensed Technology and Licensed Services, including without limitation trade secret and confidential information protection, Know-How, patents, Patents, copyright and copyright registration, industrial design registration and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto.

“Joint Venture” means the business arrangement between the Parties as described in this Agreement, including the JV SERVICE and Immusafe Labs Inc..

“JV SERVICE” means the service of providing highly sensitive and specific serological assays for the detection and characterization of antibodies to the SARS-CoV-2 corona virus that is responsible for COVID-19 to pharmaceutical companies/vaccine developers and governmental agencies, using Licensed Services and/or Licensed Technology, as well as other technology that may be available to the Joint Venture;

“Know-how” means all the research results, data, reports, dossiers, technical information, expertise, practice, experience, skill and technical knowledge of industrial significance and all unpatented trade secrets, manufacturing methods and technologies, SOP’s, QA and QC procedures, designs, processes, techniques, information, drawings and specifications, and technical data acquired by and in the possession of PROMIS, BCNI, or JV SERVICE, and not in the public domain, and relating to the Licensed Technology or Licensed Services.

‘Licensed Service(s)’ means any assay that is/are derived in whole or in part by the use of any of the Intellectual Property Rights and/or the Licensed Technology, of either Party, including without limitation PROMIS proprietary antigen peptides for development of highly sensitive and specific serological assays for the detection and characterization of antibodies to the SARS-CoV-2 corona virus that is responsible for COVID-19, as listed in this Agreement or added to it by validly executed amendment.

“Licensed Technology” means the platforms owned by PROMIS and/or BCNI that will be used by the JV SERVICE and Immusafe Labs Inc. to develop and provide the serological antibody assays, and any Intellectual Property Rights therein or thereto, necessary or useful to develop, manufacture or Commercialize the Licensed Service(s) within the Field in the Territory. The Licensed Technology includes, without limitation, the Technology and Patents listed on Appendix A.

“Net Revenue” shall mean Revenue, less such of the following items but only insofar as they are separately itemized on the invoice and actually paid or allowed: (i) discounts or rebates (ii) credits or allowances upon claims or returns, (iii) taxes or other government charges, and (iv) shipping and insurance costs, brokerage and customs duties.

“Immusafe Labs Inc.” means the corporate entity which is established by BCNI and related companies for the purpose to conduct the business and operations of the JV SERVICE.

“Patents” means those patents and patent applications listed in, or which may be added to, Appendix A from time to time hereunder, any divisional applications, continuation applications, continuation-in-part applications, reissues, or re-examinations claiming priority to either of these, and all patent applications and patents corresponding to or derived from any of the above.

“Party” means PROMIS or BCNI, if individually referred to, and “Parties” shall mean PROMIS and BCNI together.

“Revenue” means the gross amount of consideration received by JV SERVICE or Immusafe Labs Inc., as the case may be, in respect of the provision of the JV SERVICE, including money, goods and services, royalties, milestone payments and any other consideration that may be received from a Sale of any of the services provided by the JV SERVICE or Immusafe Labs Inc..

“Sale” means any sale, lease, use and services associated with provision of a JV SERVICE, Licensed Service or service relating to a Licensed Service and “Sales” and “Sell” have corresponding meanings.

“SARS-CoV-2” means the novel coronavirus responsible for the COVID-19 pandemic.

“Technology” includes inventions, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analyses experiments, data, reports, Know-How, formulae, methods, processes, techniques, moulds, prototypes, products, samples, equipment, tools, machines, software and documentation therefore, flow-charts, specifications and source code listings; and includes any modifications or improvements thereto, whether patentable or not.

“Term” is defined in Section 27.

“Territory” is defined in Section 14.

Article II. PURPOSE OF THE JOINT VENTURE

Section 2.01.

(a)	The purpose of this Joint Venture is to establish, and operate the JV SERVICE to provide highly sensitive and specific serological assays for the detection and characterization of antibodies against the SARS- CoV-2 corona virus that is responsible for COVID-19 to the medical community, government agencies and pharmaceutical companies/vaccine developers, using Licensed Services and/or Licensed Technology, as well as other technology that may be available to the Joint Venture;

(b)	The Joint Venture will focus on building the foundation for a revenue base providing (“JV SERVICE”) highly sensitive and specific serological assays for the detection and characterization of antibodies to the SARS-CoV-2 corona virus.

(c)	The companies shall continue to interact with and seek partnerships with platform diagnostic companies, public healthcare payors, research institutions, private healthcare payors, national defence organizations and vaccine developers for revenue expansion.

(d)	Conducting clinical validation, developing algorithms to increase prediction accuracy in multiplex assay formats based in Bayesian Statistics and pursuing regulatory approvals required to develop revenue, if those activities are adequately funded by third parties, or by mutual consent funded by either or both ProMIS or BCNI; and,

(e)	Pursuing potential collaborations with diagnostic labs outside of BCNI lab, or potentially licensing/partnering deals with platform companies or global diagnostics players, to develop revenue beyond what the Joint Venture can realize at BCNI.

Article III. BACKGROUND

Section 3.01.     Experience of the Parties

Both Parties bring significant experience with respect to development and provision of diagnostic assay services to this Joint Venture.

(a)	Specifically, ProMIS is a development stage biotechnology company whose unique core technology is the ability to rationally predict the site and shape (conformation) of novel targets known as Disease Specific Epitopes on the molecular surface of proteins. In the infectious disease setting, these disease-specific epitopes represent peptide antigens that can be used as an essential component to create accurate and sensitive serological assays to detect the presence of antibodies that arise in response to a specific infection, such as COVID-19. These peptide antigens can also be used to create potential therapeutic antibodies to treat active infection, as well as serve as the basis for development of vaccines. ProMIS’ proprietary technology platform has created a portfolio of patented or patent pending antibodies and peptide antigens, which can be used as both therapeutics (antibodies, vaccines, gene therapy) and as reagents in proprietary diagnostic assays. ProMIS is also well-connected in the scientific, medical and pharmaceutical communities.

(b)	BCNI is an accredited, ISO and CAP certified diagnostic lab in British Columbia, with expertise and experience in validating and accrediting assays with ISO and College of American Pathologists. BCNI also has experience in marketing and sales of such assays to the neurologist community, larger labs with vast distribution, and pharmaceutical companies.

Article IV. CONTRIBUTIONS OF THE PARTIES.

The Parties will faithfully dedicate reasonable commercial and technological resources to help the business of the JV SERVICE succeed.

Section 4.01.     Joint Contributions

(a)	The parties expect operating expenses to conduct the evaluation of peptide antigens and improved serologic assays, regular operating costs, legal costs at the JV/Immusafe and costs to bring the assay through Health Canada and FDA approvals. ProMIS will fund those costs, with prior notification of planned expenditures, and those accrued costs will be repaid from initial profits, if any, to the JV. BCNI has spent significant resources, including approximately USD [***] cash, 5-800 hundreds’ of highly qualified worker manhours and world class expertise (e.g. Dr. Hans Frykman has contributed crucial scientific height) to develop this assay to current excellence and best in class state. In recognition of this, no further expenses should be expected to be carried by BCNI for the lifetime of this JV or in Immusafe Labs Inc.

(b)	Major expense projects (such as a vaccine validation clinical trial) are not expected, unless funded by third parties such as global platform partners, vaccine manufacturers, government agencies, or others.

(c)	Immusafe Labs Inc. was established by BCNI and related companies to provide the JV SERVICE. ProMIS will acquire 50% of the shares for CAD [***]. Additional non-voting shares in Immusafe Labs Inc. can be sold to familiar and supportive 3rd parties such as ProMIS shareholders and friends and family of the founders up to value of USD $[***] and at a pre-money value agreeable to BCNI and ProMIS.

Section 4.02.     Individual Contributions

(a)	In addition, PROMIS’s contribution to the JV SERVICE will include:

(i)	Provide at cost proprietary antigens and peptides which can be used as reagents in proprietary serological antibody assays for the JV SERVICE;

(ii)	License to the JV SERVICE its proprietary technology platforms (“Licensed Technology”) to predict better specificity for diagnostic purposes;

(iii)	Apply its existing proprietary reagents to assay development and will continue develop and contribute new proprietary reagents.

(iv)	Regulatory and development support;

(v)	Take the lead on market related activities, including outreach to KOLs, pharma companies/vaccine developers, government agencies and other revenue development opportunities and will together with BCNI assign or hire staff in Immusafe Labs Inc. to lead that effort.

(vi)	Continuous scientific, technological, marketing, strategic, updating process development, and support.

(b)	In addition, BCNI’s contribution to the JV SERVICE will include:

(i)	General management of the JV SERVICE: Dr. Hans Frykman of BCNI will serve as lab director and initial CEO of Immusafe Labs Inc. at the Vancouver site with deferred payment until the JV is cashflow positive and can carry his salary, and BCNI will initially hire and manage capable staff with full pay from Immusafe Labs Inc., and will manage the operations of the accredited laboratories.;

(ii)	Perform all serological assays at cost, calculated by an internal standard method normally used;

(iii)	Provide guidance in marketing and sales of the assays/or JV service to government organizations, public healthcare payors, private healthcare payors, pharmaceutical companies/vaccine developers;

(iv)	Contribute (at deferred cost as described above) its expertise and experience in validating and accrediting the assays with CPSBC (DAP) and College of American Pathologists (CAP);

(v)	Assume primary responsibility for dealing with health and regulatory authorities in the Territory, including, without limitation, presentation, submission and approval of any necessary marketing/regulatory authorizations for the JV SERVICE and Licensed Services.

Article V. ALLOCATION AND DISTRIBUTION OF REVENUES

Section 5.01.     Ownership

PROMIS and BCNI shall each own 50% of the JV SERVICE and Immusafe Labs Inc. which has been established by BCNI and related companies to provide the JV SERVICE.

Section 5.02.     Revenue

Net Revenue from the JV SERVICE will be distributed to each Party equally, except as otherwise specified in this Agreement. JV SERVICE revenue will be recognized by JV SERVICE/Immusafe Labs Inc.. Direct expenses associated with that revenue will be covered by that revenue to the extent possible.

Section 5.03.     Working Capital, Operating Losses

Working capital needs, or operating losses will be covered equally by both parties.

Section 5.04.     Investment Decisions

Investment decisions will require mutual consent and will be funded by ProMIS, or come from current revenue and operating profit.

Section 5.05.     Surplus, Operating Cash Flow

(i)	Cash surpluses resulting from assay tests carried out at BCNI lab on behalf of Immusafe Labs Inc., defined as operating cash flow after paying current expenses and not allocated to capital investment or other costs by mutual consent, will be distributed equally (50/50 split) to both parties on a time schedule to be agreed - not more frequent than monthly, not less frequent than quarterly.

(ii)	The first USD [***] cash surplus generated from labs or partnerships other than BCNI will be distributed equally (50/50 split).

(iii)	Subsequent to generation of the first USD [***] cash surplus as per item (ii) above, net revenue from assays conducted by labs or partnerships other than BCNI will be distributed equally (50/50 split) if such assays do not incorporate any ProMIS proprietary reagents; the net revenue from assays conducted by labs or partnerships other than BCNI will be distributed according to an 80/20 split in favor of ProMIS, if such assays incorporate any ProMIS proprietary reagents.

Article VI. NAME

The name of Immusafe Labs Inc. is mutually agreed by PROMIS and BCNI.

Article VII. PRINCIPAL PLACE OF BUSINESS

The principal place of business of JV SERVICE/Immusafe Labs Inc. shall be initially at the BCNI premises in Vancouver, BC, unless PROMIS and BCNI later decide otherwise.

Article VIII. INTELLECTUAL PROPERTY

Section 8.01.     Ownership of Intellectual Property Rights

(a)	Background Intellectual Property All Background Intellectual Property including any proprietary materials provided and used in connection with the JV SERVICE and/or the Licensed Services shall remain the property of the Party introducing the same. Neither Party will make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership or use of any of the Background Intellectual Property of the other party except under the terms of this Agreement. Each Party acknowledges and confirms that nothing contained in this Agreement shall give it any right, title or interest in or to the Background Intellectual Property of the other Party save as granted by this Agreement. The Parties agree that any Improvements to a Party’s Background Intellectual Property arising from the Joint Venture will be deemed to form part of that Party’s Background Intellectual Property.

(b)	Foreground Intellectual Property.

(i)	Each Party shall own any Foreground Intellectual Property developed solely by it and shall grant to the JV SERVICE a royalty-free, perpetual non-exclusive license to such Foreground Intellectual Property that is necessary or useful to the JV SERVICE. Such license shall be transferable to Immusafe Labs Inc. established by BCNI and related companies to operate the JV SERVICE. The Party owning such Foreground Intellectual Property shall have the responsibility of registering, maintaining and enforcing any protection for such Foreground Intellectual Property.

(ii)	Any Foreground Intellectual Property jointly developed in the JV SERVICE prior to ProMIS acquiring 50% ownership in Immusafe Labs Inc. shall be owned jointly by the Parties, with the intention that such ownership shall be transferred to Immusafe Labs Inc. which is established by the BCNI and related companies to operate the business of the JV SERVICES. Any IP developed in Immusafe Labs Inc. will be owned by Immusafe Labs Inc. In the interim, the Parties shall be jointly responsible for registering, maintaining and enforcing any protection for such Foreground Intellectual Property, and ProMIS bear the costs with the preference to recovering those costs from profits if any at a future date.

Article IX. LICENSE

The JV SERVICE will have the non-exclusive license to use the Licensed Technology to make, market and sell in the Territory the Licensed Services contemplated by this Agreement. Each Party hereby grants to the JV SERVICE a royalty-based, non-exclusive license for the duration of the Agreement to use its Background Intellectual Property for the sole purpose of providing the Licensed Services.

Article X. REPORTS & RECORDS

Section 10.01. Reports and Other Deliveries.

Within thirty (30) days of the receipt of Revenue in respect of any services provided by the JV SERVICE, the JV SERVICE shall provide to PROMIS and BCNI a written report detailing any Revenue received in respect of the JV

SERVICE from any source and the amount thereof, and calculating the payment due to each Party in respect thereof.

Section 10.02. Books and Records.

The JV SERVICE shall keep complete, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to PROMIS and BCNI. Such books of account shall normally be kept at the JV SERVICE’S principal place of business. Upon reasonable notice to the JV SERVICE during regular working hours, all applicable books and the supporting data shall be available for inspection by PROMIS or BCNI or their agents, on a confidential basis, at all reasonable times for up to five years following the end of the calendar year to which they pertain, for the purpose of verifying such JV SERVICE accounting of payments and compliance in other respects with this Agreement. If such inspection determines that any amount that should have been paid has not been paid, the JV SERVICE shall promptly pay such amount. If an additional payment is 5% or greater than the amount previously reported and paid for in the relevant period, then the JV SERVICE shall pay PROMIS/BCNI any such deficiency as well as the expenses of the examination. The cost of accounting services (initially at BCNI) shall be carried by the JV at cost. Costs for the bookkeeping, records and accounting shall be carried by the JV or Immusafe Labs Inc. and initially provided at cost to the JV or Immusafe by BCNI staff.

Article XI. NO VIOLATION OF AGREEMENT DUE TO OTHER ACTIVITIES Subject to any exclusivity provisions set forth in this Agreement, BCNI acknowledges that PROMIS is involved in research and development projects and agreements which involve the development, manufacturing and commercialization of biologic products and that this does not infringe this Agreement between BCNI and PROMIS. PROMIS, acknowledge that BCNI is involved in the research and development, manufacturing and commercialization of diagnostic products primarily but not exclusively in the field of Neuroimmunology and that this does not infringe this agreement between BCNI and PROMIS.

Article XII. GOVERNANCE AND MANAGEMENT OF JV SERVICE

Section 12.01. Lab Director

(a)	In Stage One, Hans Frykman of BCNI will serve as lab director at the Vancouver site, or BCNI will initially hire and manage capable staff and will manage the operations of the accredited laboratories in Canada. Dr. Hans Frykman will defer his fees for service until the JV is cash flow positive and when it can carry such cost without forsaking future opportunities. Such professional fees, will at that time, have preference to paying shareholders or the JV partners. Other staff at BCNI involved in the working for this JV and Immusafe Labs Inc. will be reimbursed on a monthly basis at cost starting July 10.

Section 12.02. Key Decisions

(a)	The Parties will discuss all material decisions affecting the operations, expenditures and commitments of the JV SERVICE, and BCNI or its designates shall not make any key decisions concerning such operations, expenditures and commitments without the prior written consent of PROMIS.

Article XIII. TERRITORY

The Territory in which the JV SERVICE will operate, and for which the licenses hereunder are granted is Worldwide

Article XIV. TRANSPARENCY

Subject to applicable confidentiality provisions and Applicable Laws, all financial and commercial documentation is to be transparent, available at all times and to be open for review by both Parties whenever requested.

Article XV. CONFIDENTIALITY

All Confidential Information disclosed by one Party to the other pursuant to this Agreement will be treated as strictly confidential, and will not be disclosed to anyone except the agents, employees and representatives of the Parties, and then only on a “need-to-know” basis for the purposes of fulfilling a Party’s role and responsibilities hereunder. Anyone to whom such a disclosure is made shall be subject to confidentiality restrictions to the Party receiving such Confidential Information that is no less stringent than that between the Parties hereto. Neither Party will use the Confidential Information of the other for any purpose other than as set out in this Agreement, and only in compliance with its obligations in the Joint Venture. A Party’s obligation of confidentiality hereunder is for a period of five (5) years after the expiry or termination of this Agreement or any subsequent agreement that supersedes or replaces it.

Article XVI. GOVERNING LAW

The interpretation and construction of this Agreement shall be governed by the laws of the Province of Ontario, excluding any conflicts or choice of law rule or principle that might otherwise refer interpretation or construction of this Agreement to the substantive law of another jurisdiction.

Article XVII. PRESS RELEASES

Any press release pertaining to the JV SERVICE or this Agreement is subject to mutual approval of the Parties, which shall not be unreasonably withheld.

Article XVIII. SEVERABILITY; ENFORCEABILITY

If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Article XIX. INSURANCE & LIABILITY

Section 19.01. INSURANCE

JV SERVICE/BCNI/Immusafe Labs Inc., as the case may be, will procure such insurance e.g., commercial general liability insurance .Once the JV/Immusafe Labs Inc. is profitable and is operating in a clinical setting, then product liability, eventual clinical trials, public liability insurance will be evaluated by both partners for suitability and cost vs. utility.

Any insurance will be placed with a reputable and financially secure insurance carrier and will:

(a)	include PROMIS and BCNI, its officers, directors and employees as additional insured;

(b)	provide coverage regarding all relevant activities contemplated under this Agreement;

(c)	include a waiver of subrogation against PROMIS and BCNI, and a severability of interest and cross-liability clauses;

(d)	provide that the insurer will endeavour to notify PROMIS and BCNI at least 30 days prior to the cancellation of the policy;

(e)	JV SERVICE/BCNI/Immusafe Labs Inc., on request, will provide to PROMIS certificates of insurance evidencing the insurance coverages (and any renewals) of the JV SERVICE/BCNI/Immusafe Labs Inc., and its subcontractors in respect of the activities of this Agreement;

Section 19.02. DISCLAIMERS

(a)	‘As Is’ Basis: The Licensed Technology is provided by PROMIS and BCNI on an ‘as is’ basis, and neither BCNI or PROMIS makes no warranties, representations or conditions, express or implied, of any nature, and disclaims all warranties, representations or conditions, for the Licensed Technology or Confidential Information including, without limitation, merchantability, quality, fitness for any or a particular purpose, commercial utility or practical purpose, latent or other defects, infringement or non-infringement of Patents or other third party rights.

(b)	Disclaimer of Statutorily Implied Warranties: No legal or equitable warranties or conditions implied by law or convention under any domestic, foreign or international legal regime, or from a course of dealing or usage of trade, shall apply to this Agreement. The JV SERVICE/Immusafe Labs Inc. and BCNI, as the case may be, acknowledges this disclaimer and is estopped from relying on any such representations, warranties or conditions against PROMIS. The JV SERVICE/Immusafe Labs Inc. and ProMIS, as the case may be, acknowledges this disclaimer and is estopped from relying on any such representations, warranties or conditions against BCNI.

(c)	Licensee Shall Obtain Regulatory Permissions: JV SERVICE/Immusafe Labs Inc., or BCNI, as the case may be, shall obtain any authorizations, permits, certificates or other regulatory permissions which may be required in order for JV SERVICE/Immusafe Labs Inc. or BCNI as the case may be, to legally carry out all of its activities under this Agreement, including but not limited to Commercialization. Any costs associated with the regulatory permissions should be carried by the JV service/Immusafe Labs Inc.

Article XX. ENTIRE AGREEMENT

This Agreement together with any Appendices or attachments, reflects the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements between the Parties concerning such subject matter.

Article XXI. MODIFICATIONS.

No amendment, modification or supplement of any provision of the Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer or director of each party. No provision of the Agreement shall be waived by any act, omission or knowledge of any party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer or director of the waiving party.

Article XXII. COUNTERPARTS.

The Agreement may be executed in any number of counterparts. A signed Agreement received by a Party hereto via email will be deemed an original, and binding upon the Party who signed it.

Article XXIII. INDEPENDENT CONTRACTORS.

The relationship between PROMIS and BCNI created herein is one of independent contractors and neither party shall have the power or authority to bind or obligate the other. Nothing in this Agreement shall be interpreted to create a partnership between the Parties.

Article XXIV. TIME.

Time is of the essence in the performance of obligations of this Agreement.

Article XXV. NOTICES

Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address given below, or at any address such Party has previously designated by prior written notice to the other.

If to BCNI, notices must be addressed to:

BC Neuroimmunology Lab Inc.

Attn. Dr. Hans B Frykman

UBC Hospital

S157 - 2211 Wesbrook Mall

Vancouver BC V6T 2B5

If to PROMIS, notices must be addressed to: ProMIS Neurosciences, Inc.

Attn. Dr. Elliot Goldstein

1920 Yonge St., suite 200,

Toronto, Ont. M4S 3E2

In the event of a change of notice address, recipient or both, a Party shall provide the other Party written notice setting forth the new address and/or recipient, as appropriate

Article XXVI. TERM AND TERMINATION

Section 26.01. Term

This Agreement shall come into effect on the Effective Date first written above and shall endure until it is terminated on one of the following possible grounds.

Section 26.02. Termination

This Agreement may be terminated: (i) by mutual agreement of the Parties; (ii) for material breach by one of the Parties hereto of its respective obligations under this Agreement; (iii) if the Parties enter into Definitive Agreements superseding or replacing this Agreement or (iv) if JV SERVICE is wound up, acquired by or merged with another entity, or otherwise ceases to exist or to do business as contemplated herein.

Section 26.03. Notice of Termination

The Party seeking to terminate this Agreement shall provide written notice to the other Party, such written notice to specify in reasonable detail the reasons for termination. Any termination based on clause (ii) above, namely material breach, shall provide at least 90 Business Days for the breaching party to cure the material breach before such termination is deemed effective.

Section 26.04. Effects of Termination

If this Agreement is terminated, all licenses of the Intellectual Property Rights, Licensed Services and Licensed Technology granted by ProMIS in this Agreement shall be terminated automatically and all rights shall revert to PROMIS, unless PROMIS agrees, in writing, in its exclusive judgement and discretion to extend the time period for (ii) above, or to modify this Agreement to allow for its continuance

If this Agreement is terminated, all licenses of the Intellectual Property Rights, Licensed Services and Licensed Technology granted by BCNI in this Agreement shall be terminated automatically and all rights shall revert to BCNI, unless BCNI agrees, in writing, in its exclusive judgement and discretion to extend the time period for (ii) above, or to modify this Agreement to allow for its continuance.

Article XXVII. ASSIGNMENT

This Agreement may not be assigned by a Party without the prior written consent of the other Party except in connection with the sale or transfer of all or substantially all of the assets of such Party relevant to the subject matter hereof, or in connection with a corporate reorganization, provided that the other Party is notified of the assignment and the assignee expressly undertakes in writing to be bound by all of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective, duly authorized representatives as of the date first written above.

ProMIS Neurosciences Inc.		BC Neuroimmunology Inc

/s/ Elliot Goldstein		/s/ Hans Frykman
NAME:	Elliot Goldstein, MD	NAME:	Dr. Hans Frykman
TITLE:	President & CEO	TITLE	CEO

APPENDIX A

LICENSED TECHNOLOGY: PATENTS AND APPLICATIONS

ProMIS

[LIST OF RELEVANT ProMIS PATENTS AND APPLICATIONS]

BCNI

[LIST OF RELEVANT BCNI PATENTS AND APPLICATIONS]